NationsBank Corporation and Subsidiaries                           Exhibit 12(b)
Ratio of Earnings to Fixed Charges and Preferred Dividends
--------------------------------------------------------------------------------
(Dollars in Millions)


                                               Nine Months                         Year ended December 31
                                                 Ended        ---------------------------------------------------------------
                                           September 30, 1997    1996        1995          1994           1993         1992
                                           ----------------------------------------------------------------------------------
Excluding Interest on Deposits
------------------------------
Income before taxes .....................     $  3,530     $  3,634     $  2,991      $  2,555      $  1,991      $  1,396

Equity in undistributed losses (earnings)
  of unconsolidated subsidiaries ........            1            2           (7)           (3)           (5)           (1)

Fixed charges:
     Interest expense (including
       capitalized interest) ............        3,394        4,125        4,480         2,896         1,421           916
     Amortization of debt discount and
       appropriate issuance costs .......           14           20           12             8             6             3
     1/3 of net rent expense ............          111          126          125           114            96            91
                                              ----------------------------------------------------------------------------
        Total fixed charges .............        3,519        4,271        4,617         3,018         1,523         1,010

Preferred dividend requirements .........           14           22           13            15            16            29

Earnings (excluding capitalized interest)     $  7,050     $  7,907     $  7,601      $  5,570      $  3,509      $  2,398
                                              ============================================================================

Fixed charges ...........................     $  3,533     $  4,293     $  4,630      $  3,033      $  1,539      $  1,039
                                              ============================================================================

Ratio of Earnings to Fixed Charges ......         2.00         1.84         1.64          1.84          2.28          2.31



Including Interest on Deposits
------------------------------
Income before taxes .....................     $  3,530     $  3,634     $  2,991      $  2,555      $  1,991      $  1,396

Equity in undistributed losses (earnings)
  of unconsolidated subsidiaries ........            1            2           (7)           (3)           (5)           (1)

Fixed charges:
Interest expense (including
  capitalized interest) .................        6,367        7,447        7,761         5,310         3,570         3,688
Amortization of debt discount and
  appropriate issuance costs ............           14           20           12             8             6             3
1/3 of net rent expense .................          111          126          125           114            96            91
                                              ----------------------------------------------------------------------------
        Total fixed charges .............        6,492        7,593        7,898         5,432         3,672         3,782

Preferred dividend requirements .........           14           22           13            15            16            29

Earnings (excluding capitalized interest)     $ 10,023     $ 11,229     $ 10,882      $  7,984      $  5,658      $  5,170
                                              ============================================================================

Fixed charges ...........................     $  6,506     $  7,615     $  7,911      $  5,447      $  3,688      $  3,811
                                              ============================================================================

Ratio of Earnings to Fixed Charges ......         1.54         1.47         1.38          1.47          1.53          1.36